UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LUNA INNOVATIONS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2009

To the Stockholders of Luna Innovations Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, District of Columbia 20006 on Tuesday, May 12, 2009, at 3:00 p.m. EDT for the following purposes:

•	to elect one Class III member of the board of directors to serve until the 2012 annual meeting of stockholders;

•	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on March 27, 2009 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

By Order of the Board of Directors,

/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President, General Counsel and Secretary

Roanoke, Virginia

April 3, 2009

You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please sign, date and return the accompanying proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on May 12, 2009. The Proxy Statement and Annual Report of Stockholders are available under the “Investor Relations” section of our website, www.lunainnovations.com.

LUNA INNOVATIONS INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 12, 2009 at 3:00 p.m. EDT at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, District of Columbia 20006, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, together with this proxy statement and accompanying proxy card and notice, is expected to be mailed on or about April 10, 2009 to our stockholders of record.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview, without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, and our telephone number is (540) 769-8400.

Shares Entitled to Vote and Quorum Requirement

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on March 27, 2009 are entitled to notice of, and to vote at, our 2009 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of March 27, 2009, 11,181,197 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on March 27, 2009 will constitute a quorum. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominee listed in Proposal No. 1 and FOR the ratification of the appointment of our independent public registered accounting firm in Proposal No. 2. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Kent A. Murphy and Dale E. Messick, were selected by the board of directors and are executive officers of the company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominee listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting in person at the meeting, or (iii) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

Our board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. The terms of the Class I and Class II directors will not expire until the 2010 and 2011 annual meetings of the stockholders, respectively. The term of the Class III directors expires at the 2009 annual meeting of stockholders. The size of our board of directors is being reduced to six members prior to the commencement of the 2009 annual meeting of stockholders. One Class III director is to be elected at the 2009 annual meeting of stockholders to serve a three-year term expiring at the 2012 annual meeting of stockholders or until his successor has been elected and qualified. The Class I and Class II directors will continue to serve their respective terms. Proxies cannot be voted for more than the one named nominee.

Our board of directors has nominated Richard W. Roedel to serve as a Class III director. There are no family relationships among our directors or executive officers.

Shares represented by the accompanying proxy will be voted for the election of the nominee recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If the nominee is unable or unexpectedly declines to serve as a director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. The person nominated for election has agreed to serve if elected, and we have no reason to believe that the nominee will be unable to serve.

The names of the nominee and our other directors, their ages as of March 27, 2009, and certain other information about them are set forth below:

Name of Nominee	Age	Position(s)	Director Since
Richard W. Roedel (1)(2)(3)	59	Director	2005

Names of the Incumbent Directors with Terms Continuing After 2009 Annual Meeting	Age	Position(s)	Director Since

N. Leigh Anderson, Ph.D. (1)(2)(4)	59	Director	2006

Michael Daniels (2)(4)(5)	63	Director	2007

Bobbie Kilberg (4)(5)	64	Director	2006

Edward G. Murphy, M.D. (6)	53	Director	2005

Kent A. Murphy, Ph.D. (6)	50	Chairman, President and CEO	1990

(1)	member of audit committee
(2)	member of compensation committee
(3)	Class III director with term expiring at the end of the 2009 Annual Meeting.
(4)	Class II director with term expiring at the end of the 2011 Annual Meeting.
(5)	member of nominating and governance committee
(6)	Class I director with term expiring at the end of the 2010 Annual Meeting.

The principal occupations and positions for at least the past five years of our director nominee and incumbent directors listed above are described below.

Class III Director Nominee for Election for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

Richard W. Roedel has served as a member of our board of directors since September 2005 and is a member of our audit committee and our compensation committee. From 1985 through 2000, Mr. Roedel was employed by

BDO Seidman, LLP as an Audit Partner, later being promoted to Managing Partner in Chicago in 1990, to Managing Partner in New York City in 1994, and finally to Chairman and Chief Executive Officer in 1999. In October of 2002, he joined the board of directors of Take-Two Interactive Software, Inc. (TTWO) as chairman of the audit committee and served in several capacities through June 2005, including Chairman and Chief Executive Officer. Mr. Roedel also served as a member of the board of directors of Dade Behring Holdings, Inc. (DADE), a NASDAQ-listed company, from 2002 until its acquisition by Siemens AG in 2007. Mr. Roedel is currently a member of the board of directors of Brightpoint, Inc. (CELL), IHS Inc. (IHS), Sealy Corporation, (ZZ), Lorillard, Inc. (LO), and Broadview Networks Holdings, Inc. Mr. Roedel is the chairman of the audit committees of Brightpoint, Sealy, Lorillard, and Broadview Networks, and a member of the audit committee of IHS. He is also a member of the board of directors of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel holds a B.S. in Accounting and Economics from The Ohio State University and is a certified public accountant.

The nominee receiving the largest number of affirmative votes cast representing shares of our common stock present at the 2009 annual meeting of stockholders in person or by proxy and entitled to vote will be elected as the Class III Director. Abstentions and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE NAMED DIRECTOR NOMINEE IN PROPOSAL NUMBER 1.

Other Incumbent Directors

N. Leigh Anderson, Ph.D., has served as a member of our board of directors since March 2006 and is a member of our audit committee and compensation committee. Since 2002, Dr. Anderson has served as the Chief Executive Officer of the Plasma Proteome Institute, a scientific research institute in Washington, D.C., of which he is also a founder. Dr. Anderson also consults through Anderson Forschung Group, of which he has been a Principal since 2002 and a member of its board of directors since 2004. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a biotechnology company that previously traded on NASDAQ under the symbol “LSBC.” Dr. Anderson also served as a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc. (DADE), a NASDAQ-listed company, from 2002 until its acquisition by Siemens AG in 2007. Dr. Anderson earned a B.A. in Physics from Yale University and a Ph.D. in Molecular Biology from Cambridge University.

Michael Daniels has served as a member of our board of directors since June 2007 and is a member of our compensation committee and our nominating and governance committee. Mr. Daniels has been a consulting employee at Science Applications International Corporation, or SAIC, a scientific, technical and professional services firm, since May 2004. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at SAIC, including sector vice president from February 1994 to May 2004. In addition, Mr. Daniels served as chairman of Network Solutions, Inc. after SAIC’s acquisition of that company in 1995. Mr. Daniels continued to serve in that capacity at Network Solutions from 1995 through that company’s 1997 initial public offering until 2000, when Network Solutions merged with VeriSign, at which time Mr. Daniels joined the VeriSign board of directors. From May 2005 to November 2006, Mr. Daniels served as the chairman of the board of directors of Mobile 365, Inc. and also served as its chief executive officer from December 2005 to August 2006. Mr. Daniels also serves as chairman of the board of directors of GlobalLogic, Inc. and as a member of the board of directors of Sybase, Inc, an NYSE-listed company that acquired Mobile 365 in November 2006. Mr. Daniels earned a B.S. in Communications, an M.A. in Political Science from Northwestern University and a J.D. from the University of Missouri.

Bobbie Kilberg has served as a member of our board of directors since March 2006 and is a member of our nominating and governance committee. She is the President and CEO of the Northern Virginia Technology Council, or NVTC, the largest technology council in the United States. In addition, she was appointed by President George W. Bush to serve on the President’s Council of Advisors on Science and Technology, or

PCAST, and also serves on the board of trustees/board of directors of George Washington University, Washington D.C. public television station WETA, the Wolf Trap Foundation for the Performing Arts, United Bank—Virginia, and the Advisory Board of George Mason University’s School of IT & Engineering. Among her prior professional positions, Ms. Kilberg served as Deputy Assistant to the President for Public Liaison and Deputy Assistant to the President for Intergovernmental Affairs for President George H.W. Bush, as Associate Counsel to President Gerald R. Ford, as Vice President and General Counsel of the Roosevelt Center for American Policy Studies, as an attorney at Arnold & Porter, and as a White House Fellow in the Nixon Administration. Ms. Kilberg received her law degree from Yale University, a Masters Degree in Political Science from Columbia University and a Bachelors Degree from Vassar College.

Edward G. Murphy, M.D., has served as a member of our board of directors since September 2005. Since January 2001, Dr. Murphy has served as President and Chief Executive Officer of Carilion Clinic (formerly Carilion Health System), where he previously served as Executive Vice President and Chief Operating Officer from January 2000 until January 2001. Dr. Murphy holds a B.S. in Biochemistry and Economics from the University of New York at Albany and an M.D. from Harvard Medical School. Dr. Murphy is not related to Kent A. Murphy, Ph.D., our President, Chief Executive Officer and Chairman of our board of directors.

Kent A. Murphy, Ph.D., our founder, has served as our President, Chief Executive Officer, and Chairman of our board of directors since 1992. Dr. Murphy received his Ph.D. in Electrical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech) and is formerly a tenured professor in Virginia Tech’s Bradley Department of Engineering, where he filed over 35 patent applications. In 2001, he was named SBIR Entrepreneur of the Year and in 2004 was named Outstanding Industrialist of the Year by Virginia’s Governor Warner. Dr. Murphy is not related to Edward G. Murphy, M.D., a member of our board of directors.

John C. Backus, Jr. has served as a member of our board of directors since September 2005 and is a member of our audit committee and our nominating and governance committee. His term as a Class III director expires this year. Since 1999, Mr. Backus has served as a Managing Director and Partner at New Atlantic Ventures, formerly Draper Atlantic, an early stage information technology venture capital firm based in Northern Virginia that he co-founded. Prior to founding Draper Atlantic, Mr. Backus was a founder and the President and Chief Executive Officer of InteliData Technologies Corporation, a developer of software products and services for the financial services industry. We thank Mr. Backus for his service to Luna and wish him well following the expiration of his term as a Class III director.

Standing Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

Audit Committee

The audit committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. The audit committee met six times (including telephonic meetings) during 2008.

The audit committee is currently composed of Richard W. Roedel (chair), John C. Backus, Jr., and N. Leigh Anderson, Ph.D., each of whom is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules. Richard W. Roedel is chairman of our audit committee as well as our audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

Compensation Committee

The compensation committee of our board of directors reviews and recommends to our board of directors the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers. The compensation committee met five times (including telephonic meetings) during 2008.

The compensation committee is currently composed of Richard W. Roedel (chair), N. Leigh Anderson, Ph.D., and Michael Daniels, each of whom is independent within the meaning of applicable NASDAQ rules. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

Nominating and Governance Committee

The nominating and governance committee of our board of directors is responsible for, among other things, reviewing the appropriate size, function and needs of the board of directors; establishing criteria for evaluating and selecting new members of the board, subject to board approval thereof; identifying and recommending to the board for approval individuals qualified to become members of the board of directors; and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The nominating and governance committee met four times (including telephonic meetings) during 2008.

The nominating and governance committee currently consists of John C. Backus, Jr. (chair), Bobbie Kilberg and Michael Daniels. We believe that the composition and functioning of our nominating and governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The nominating and governance committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

Board of Directors and Committee Meeting Attendance

Our board of directors met five times (including telephonic meetings) during the year ended December 31, 2008. Each of our current directors attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which such individual served. Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

The policy of the board of directors is that all directors should attend the annual meeting of stockholders if possible. All but one of the current members of our board of directors who were incumbent directors at the time of our 2008 annual meeting of stockholders attended that meeting.

Director Nomination Process

Our nominating and governance committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The nominating and governance committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee;

•	any information reasonably necessary to determine whether the director candidate meets SEC and NASDAQ independence standards; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

The nominating and governance committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2008. None of the non-employee directors of our board received stock awards in 2008.

Name	Fees Earned or Paid in Cash (1)($)	Option Awards (2)($)	Total ($)
N. Leigh Anderson, Ph.D.	$8,500	$—	$8,500
John C. Backus	12,750	28,396	41,146
Bobbie Kilberg	4,750	—	4,750
Edward G. Murphy, M.D. (3)	2,500	—	2,500
Richard W. Roedel	27,500	28,396	55,896
Michael Daniels	6,000	—	6,000

(1)	During 2008, all of our non-employee directors elected to receive payment for their fees either in common stock or restricted stock units pursuant to the non-employee directors’ deferred compensation plan implemented in 2007. In lieu of fees earned in 2008, Dr. Anderson was paid 2,478.29 stock units under the deferred compensation plan; Mr. Backus was paid 3,483.09 stock units; Ms. Kilberg was paid 1,379 shares of common stock; Dr. Edward G. Murphy was paid 703 shares of common stock; Mr. Roedel was paid 7,387.55 stock units; and Mr. Daniels was paid 1,193.43 stock units.
(2)	Amounts represent stock-based compensation expense for the fiscal year for stock-based compensation granted in 2008 as calculated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (FAS 123R), and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008.
(3)	Dr. Murphy has assigned all interest in his stock awards and stock units to Carilion Clinic.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements were less than $10,000 in the aggregate for any non-employee director during fiscal 2008 and are not included in the immediately preceding table. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Retainers and Meeting Fees: During fiscal year 2008, the chairs of the standing committees of our board of directors were entitled to a retainer as follows: $10,000 per year for the chair of our audit committee, $7,500 per year for the chair of our compensation committee, and $5,000 per year for the chair of our nominating and governance committee.

In addition, non-employee directors are eligible to receive the following meeting fees: (1) $1,000 per meeting for attending board of director meetings in person; (2) $500 per meeting for attending board of director meetings telephonically and for attending committee meetings in person; and (3) $250 per meeting for attending committee meetings telephonically.

Retainers and meeting fees are paid quarterly. In an effort to minimize the cash impact of these fees, retainers and director fees are payable to electing directors in stock units issued pursuant to our non-employee directors’ deferred compensation plan in lieu of cash fees or in shares of common stock.

Under the terms of our non-employee directors’ deferred compensation plan, the number of stock units issued to each director is based on the amount of cash meeting fees or retainer earned and the value of our common stock upon the closing of the first trading date of the applicable quarter for retainer fees and the first trading date of the quarter immediately following the date of the board or committee meetings for which meeting attendance fees are earned. These stock units represent shares of our common stock that will be issued to the director at a later date. A participating director may elect to receive a number of shares of our common stock equal to the number of whole stock units then credited to the that director’s stock unit account, in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed five (5) years. Participating directors may elect to receive their common stock due under the plan upon either (a) separation from service with us, (b) a change of control, (c) an unforeseen emergency or (d) a time or fixed schedule as specified at the time of their initial deferral election.

Other Equity-Based Compensation: Outside directors are also eligible to receive stock awards and option grants under our 2006 Equity Incentive Plan. Under this plan, new outside directors have historically been eligible for an award of an option to purchase up to 100,000 shares of our common stock upon election to the board. In December 2008, the nominating and governance committee recommended to the board of directors that members of the board, upon election, should receive an option to purchase 120,000 shares of our common stock vesting over the three-year period of their expected term. For options granted to new directors, one third would vest on the first anniversary of the grant date and the remaining two-thirds would vest ratably over the subsequent twenty-four months. For options granted to re-elected directors, all would vest ratably over a thirty-six month period. The committee also recommended that directors should have stock options vesting over each month of service, so that stock options should be granted to any directors whose current stock options will stop vesting prior to the expiration of their terms of service. Therefore, also in December 2008, the board of directors granted stock options to purchase an additional 20,000 shares at an exercise price of $2.11 per share to each of Messrs. Backus and Roedel, both of whom are Class III directors with expiring terms of service. These options vest over a six-month period ending on May 12, 2009. The exercise price for these grants was based on the fair market value of the class of common stock underlying the option on such date, which was determined by the board of directors in good faith and based on our stock’s closing price on December 17, 2008 as reported on the NASDAQ Global Market.

Director Independence

Our board of directors has determined that each of Messrs. Backus, Daniels and Roedel, Ms. Kilberg, and Dr. Anderson is independent under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market; therefore, every member of the audit committee, compensation committee and nominating and governance committee is an independent director in accordance with those standards. There were no related person transactions considered in the last fiscal year in the determination of the independence of these directors.

Compensation Committee Interlocks and Insider Participation

During 2008, our compensation committee consisted of N. Leigh Anderson, Richard W. Roedel and Michael Daniels. None of the current or former members of our compensation committee in 2008 is a present or former officer or employee of our company nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Transactions- Transactions and Relationships with Directors, Nominees for Director, Officers and Five Percent Stockholders”. In addition, during 2008, none of our officers had an “interlock” relationship, as that term is defined by the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at www.lunainnovations.com under the “Investor Relations” section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the audit committee of our board of directors and a majority of disinterested directors on our board.

In any transaction involving a related person, our audit committee and board of directors consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director or director nominee (or immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated), the impact that the transaction will have on a director’s or director nominee’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our audit committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related person transaction will compromise the independence of one of our directors or director nominees, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Each transaction described below was approved or ratified by our audit committee or the disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. However, the charter for our audit committee provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Nominees for Director, Officers and Five Percent Stockholders

We believe that there has not been any other transaction or series of transactions during 2008 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement and as described below.

Carilion Lease

On July 20, 2006, we entered into an amended lease agreement with Carilion Medical Center, an affiliate of Carilion Clinic, related to our corporate headquarters in Roanoke, Virginia. Under the terms of the amended lease agreement, we agreed to lease a total of 24,057 square feet in two phases starting approximately September 1, 2006 and January 1, 2007. During 2008, we paid Carilion Medical Center rent of $577,368. Carilion Clinic is the beneficial owner of more than five percent of our outstanding common stock, and Dr. Edward Murphy, Chief Executive Officer of Carilion Clinic, is also a member of our board of directors.

Amendment of Carilion Notes

On May 21, 2008, we and Carilion Clinic amended each of the five Senior Convertible Promissory Notes dated December 30, 2005 and held by Carilion Clinic. The amendments extend the maturity dates of those notes from December 30, 2009 to December 31, 2012 and subordinated the indebtedness evidenced by those notes to our term loan and revolving line of credit established with Silicon Valley Bank in May 2008.

As consideration for the amendments to these notes, we granted Carilion Clinic warrants to purchase 10,000 shares of our common stock. The exercise price for those warrants was $7.98, the closing price of our common stock as reported on the NASDAQ Global Market on May 21, 2008. The warrants are exercisable beginning December 31, 2012 and continuing for five (5) years thereafter.

Carilion Clinic is the beneficial owner of more than five percent of our outstanding common stock, and Dr. Edward Murphy, Chief Executive Officer of Carilion Clinic, is also a member of our board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009. Grant Thornton has served as our independent audit firm since 2005 and has audited our financial statements for each of fiscal years 2003 through 2008. A representative of Grant Thornton LLP is expected to be present at our 2009 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of a majority of shares of our common stock present at the 2009 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 2.

Audit and Related Fees for Fiscal Years 2007 and 2008

The following table sets forth a summary of the fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2007 and 2008, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2007		2008
Audit Fees (1)	$246,025	(2)	$272,467	(3)
Audit-Related Fees (4)
Tax Fees (5)	—		—
All Other Fees	—		—

Total Fees	$246,025		$272,467

(1)	Audit fees represent fees for professional services relating to the audit of our financial statements included in our annual report on Form 10-K and the review of the financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit fees billed related to the audit of our financial statements for the year ended December 31, 2007 and reviews of 2007 quarterly interim financial statements.
(3)	Audit fees billed and expected to be billed related to the audit of our financial statements for the period ended December 31, 2008 and reviews of 2008 quarterly interim financial statements.
(4)	Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and not reported under “Audit Fees.”
(5)	Tax fees principally represent fees for professional services for tax compliance, tax advice and tax return preparation.

The audit committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and non-audit services performed by Grant Thornton LLP as well as fees charged for such services. The audit committee has determined that the provision of the services described above is compatible with maintaining Grant Thornton LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

The audit committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Pursuant to its audit, audit-related and non-audit services pre-approval policy, the audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. During 2007 and 2008, all services provided by Grant Thornton LLP were pre-approved by the audit committee in accordance with this policy.

AUDIT COMMITTEE REPORT

The audit committee is composed of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website at www.lunainnovations.com.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for our company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to the board of directors for 2008.

The audit committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, our company’s independent registered public accounting firm;

•

discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Grant Thornton LLP, disclosures and a letter regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board requesting Grant Thornton LLP’s communication with the audit committee concerning independence and discussed the auditors’ independence with them.

In addition, the audit committee has met separately with company management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited 2008 financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard W. Roedel, Chairman

N. Leigh Anderson

John C. Backus

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview of Compensation Philosophy

Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: 1) base salary; 2) bonus and award programs designed to reinforce desired performance goals; and 3) use of non-cash compensation to align the interests of our executives with those of our stockholders.

Role of Compensation Committee

Our executive compensation program is approved and monitored by the compensation committee of our board of directors. During 2008, the members of the compensation committee were Richard W. Roedel (chairman), N. Leigh Anderson, Ph.D. and Michael Daniels. All of the members of our compensation committee were independent, non-employee directors during 2008. The compensation committee maintains a practice of meeting prior to each regular board of directors meeting and generally holds an executive session (without management present) at each regular meeting.

Under the terms of its charter, the compensation committee is responsible for reviewing and approving compensation granted to our executive officers, including our chief executive officer, or CEO, and those executive officers who report directly to the CEO and any other Section 16 officers. In particular, the compensation committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary,

•	cash and equity bonuses, including the specific goals and amount,

•	other equity compensation;

•	employment agreements, severance arrangements, and change in control agreements/provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal company policy; and

•	any other material benefits, other than those provided to all employees, compensation or arrangements.

The compensation committee serves as the administrator for our 2003 Stock Plan and our 2006 Equity Incentive Plan, as amended and restated April 16, 2007. All stock awards including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the compensation committee. The compensation committee is also responsible for annually evaluating the performance of our CEO.

The compensation committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. For example, the compensation committee engaged an independent third-party compensation consultant, Radford Surveys + Consulting, or Radford, in 2008 to conduct a competitive review and analysis of its current executive compensation program relative to market.

Executive Compensation Program

Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives (including stock and stock option grants), benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation that is competitive and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us. Our compensation committee approved our 2008 Senior Management Incentive Compensation Plan, or 2008 Incentive Plan, which permitted bonuses earned for 2008 to be paid in a combination of cash and stock or, under certain circumstances or at the election of the participants, entirely in stock. Likewise, our compensation committee also recently approved our 2009 Senior Management Incentive Compensation Plan, or 2009 Incentive Plan, which also permits bonuses earned for 2009 to be paid in a combination of cash and stock or, under certain circumstances or at the election of the participants, entirely in stock. The compensation committee in both cases determined that paying even a portion of these bonuses in stock would help reduce our cash outflow while also providing longer term equity-based incentive compensation to our executive officers.

We evaluate each executive officer annually based on the achievement of both company goals and individual qualitative performance objectives and make compensation decisions and recommendations to the compensation committee accordingly. Total compensation for our executive officers may vary significantly from year-to-year based on company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary in value based on our stock price performance over time.

The following is a more detailed explanation of the primary components of our executive compensation program.

Base Salary

Base salary is primarily determined by considering salary data and individual job performance. We primarily rely on considerations of executives’ past levels of compensation, experience, alternative opportunities that may be available to executives, and comparative rank within the company, and establish a base salary that, in the collective judgment and experience of the compensation committee, together with competitive information provided to the committee by its third-party compensation consultant, provides incentives for long-term employment of talented executives. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience. We do not apply specific formulas to determine annual pay increases, if any, and attempt to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are generally effective in January of the following year.

We did not increase 2008 base salary for our named executive officers above 2007 levels. As discussed below, our compensation committee conducted a review of our compensation levels with the assistance of Radford, an outside consultant. Based on the findings of that review as well as our current cash usage, our compensation committee determined not to modify cash-based compensation paid to our named executive officers in 2008.

Bonuses

On August 5, 2008, our compensation committee approved our 2008 Incentive Plan. Under the terms of the 2008 Incentive Plan, certain of our employees, including all of our named executive officers, were eligible for annual bonus payments based upon their achievement of specified objectives. Depending upon actual performance versus objectives, participants were eligible to receive between zero and 150% of their individual target bonus percentage. Awards would be triggered only if 95% of our consolidated net loss target of $6.2 million, excluding certain non-operating items, was met.

Were this trigger to have been achieved, bonuses may have been awarded to the named executive officers for each financial component if at least 95% of target for the respective component was achieved. The individual awards were to be calculated based upon the participant’s overall target with component weights, as follows: 35% based on the achievement of the budgeted 2008 net income budget target, 25% on the achievement of 2008, net budgeted revenue target, 25% on the achievement of the 2008 budgeted cash usage target and 15% on individual qualitative goals being met. Under the terms of the 2008 Incentive Plan, 2008 bonuses were to be paid, if earned, following the completion of our 2008 fiscal year audit in a combination of cash and stock or, under certain circumstances or at the election of the participant, entirely in stock.

On February 24, 2009, the compensation committee reviewed our financial results for 2008 and the metrics of our 2008 Incentive Plan. Based on their review, the compensation committee determined that our net loss, excluding certain non-operating items, of $6.3 million for 2008 did not meet the threshold level required for any award to be earned under the plan. As such, our compensation committee determined that no participants were eligible for a bonus payment under the terms of our 2008 Incentive Plan and no bonuses were paid for 2008 to our named executive officers.

On March 11, 2009, our compensation committee adopted our 2009 Incentive Plan for fiscal year 2009. Under the terms of the 2009 Incentive Plan, certain of our employees, including all of our executive officers, are eligible for annual bonus payments based upon a percentage of their respective 2009 annual salaries and the achievement of specified objectives. Depending upon actual performance versus objectives, eligible participants could receive between zero and 150% of their individual target bonus percentage. Eligibility is triggered only if we demonstrate positive Adjusted EBITDA (as such term is defined in the 2009 Incentive Plan) during the third and fourth quarters of 2009. If this threshold is achieved, a bonus may be awarded for each financial component if the respective minimum level for each component is achieved. The awards are to be calculated based upon the participant’s overall target with component weights, as follows: 30% based on the achievement of our budgeted 2009 net loss target, 30% on the achievement of our budgeted Adjusted EBITDA target for the third and fourth quarters of 2009, 30% on the achievement of our 2009 cash flow target and 10% on the participant’s individual 2009 performance goals being met. Under the terms of the 2009 Incentive Plan, 2009 bonuses are to be paid, if earned, following the completion of our 2009 fiscal year audit in a combination of cash and stock or, under certain circumstances or at the election of the participant, entirely in stock.

We work with each named executive officer at the beginning of each year to define the qualitative goals based on his or her personal objectives, as well as those of the business unit or function for which the executive is responsible. This process is an integral part of our culture and is intended to reinforce our collaborative, team-oriented and performance-driven environment.

Long Term Equity Incentives—Stock and Stock Options

Consistent with our compensation philosophy, a substantial portion of our compensation program is based on long-term performance of our company and the price of our common stock. This component is made up of restricted common stock and stock options. Similar to base salary increases, options are also granted to address promotions and significant changes in responsibility. Although stock options are expensed on our statement of operations and have a negative impact on our net loss, we believe that long-term equity-based compensation is a critical element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such options is also an important retention tool.

In order to provide an incentive for continued employment, employee stock options previously granted under our 2003 Stock Plan typically vested 25% upon the one year anniversary of the vesting commencement date (generally the employment start date for new hires or the grant date for existing employees) and 1/48 per month thereafter for three years. Since our initial public offering in June 2006, other than the initial option award to our current CFO, which vested according the schedule described above, employee stock options granted under our 2006 Equity Incentive Plan typically vest 40% upon the two-year anniversary of the vesting commencement date and 1/60 per month thereafter for three years. The longer vesting schedule currently used for options granted under our 2006 Equity Incentive Plan, as amended and restated April 16, 2007, is intended to help us maintain eligibility for Small Business Innovative Research, or SBIR, grants through 2009 and also to minimize the short-term dilution to our public stockholders caused by the exercise and sale of employee stock options. To maintain our eligibility for SBIR grants, we must be at least 51% owned and controlled by U.S. citizens or permanent resident aliens, among other conditions. All options granted to executives other than Kent A. Murphy (who is a greater than 10% holder) expire ten years from the date of the grant.

Stock option grants to new hires and annual option grants to existing employees are generally determined within ranges established for each job level. The compensation committee, however, has the ability to award a significantly greater number of options if it deems doing so to be in our best interests and the best interests of our stockholders.

Based on the definition of fair market value in our 2006 Equity Incentive Plan, stock options are granted having an exercise price equal to the closing price of our stock on the grant date, except for options granted to employees who are beneficial owners of more than 10% of our common stock. For those employees, the options are generally granted having an exercise price equal to 110% of the closing price in order to qualify such options for incentive stock option treatment under the Internal Revenue Code.

We do not time the granting of our options relative to any favorable or unfavorable news that we release. Stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the compensation committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the compensation committee following the prospective employee’s written acceptance of an employment offer. In the latter case, the grant date of the stock options is the date of the employee’s first day of employment, with the exercise price equal to the closing price of the stock that day. All other option awards are also made at regularly scheduled committee meetings. The compensation committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any option or stock award to an earnings announcement or other market events is coincidental.

On January 23, 2007, certain of our named executive officers entered into amended and restated stock sale restriction agreements whereby such named executive officers agreed not to sell more than a fixed number of beneficially held shares of our common stock for a two-year period ending December 31, 2008. In particular, Dr. Murphy, Mr. Messick, Mr. Graeff, and Dr. Lenk each agreed not to sell any securities subject to the agreement in calendar year 2007 and to sell no more than ten percent (10%) of such named executive officer’s securities subject to the agreement in calendar year 2008.

On February 27, 2008, certain of our named executive officers again entered into amended and restated stock sale restriction agreements whereby such named executive officers agreed not to sell more than a fixed number of beneficially held shares of our common stock for a three-year period ending December 31, 2010. In particular, Dr. Murphy, Mr. Messick, Mr. Graeff, and Dr. Lenk each agreed not to sell any securities subject to the agreement in calendar year 2008 and to sell no more than ten percent (10%) of such named executive officer’s securities subject to the agreement in each of calendar years 2009 and 2010, provided that they remain employees of the company during those years.

The stock sale restriction agreements were entered into with the expectation that such restrictions may help to prolong the company’s eligibility for SBIR grants, although there can be no assurance that the company will be able to maintain its SBIR eligibility.

Benefits

In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•

Health and dental plan including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account, or HSA. In the event that an employee elects to participate in an HSA, we contribute $700 to the employee’s HSA account annually.

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short and long-term disability benefits;

•	401(k) plan, including a company match of 25 percent of employee contributions up to 10 percent of the employee’s total cash compensation; and

•	Paid time off and holidays.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Additionally, we provide the following benefits to our CEO and other named executive officers:

•	Group life insurance premiums, which totaled $4,761 in 2008; and

•	401(k) plan matches, which totaled $30,251 in 2008.

Termination Benefits and Severance

In 2006, we entered into employment agreements with three of our senior executive officers: our CEO, Chief Financial Officer, or CFO, and our Chief Operating Officer, or COO. A brief description of the terms and conditions of these employment agreements are summarized above under the section “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

With respect to our CEO, Dr. Murphy’s employment agreement provides that if his employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), he is eligible for either, (a) if such termination occurs within twelve (12) months of a change of control, severance equal to eighteen (18) months base salary and eighteen (18) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits. In addition to any severance payable under his employment agreement, Dr. Murphy will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

With respect to our CFO and COO, each of their respective employment agreements provide that if the executive’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), the executive is eligible for either, (a) if such termination occurs within twelve (12) months of a change of control, severance equal to twelve (12) months base salary and twelve (12) months of continuation of group health benefits, or (b) if such termination does not occur within twelve (12) months of a change of control, severance equal to nine (9) months base salary and nine (9) months of continuation of group health benefits. In addition to any severance payable under the employment agreements, each executive officer will also immediately receive an additional twelve (12) months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Each of these three employment agreements was amended in March 2009 to extend their terms until June 30, 2010. These agreements will automatically renew for successive one-year terms unless either party provides 90-days advance written notice of non-renewal.

We have no other employment agreements with our executive officers and all of our employees and executive officers are employed “at will.”

Competitive Market Review

We attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income/loss and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly-available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards. In determining base salary, we also consider other factors such as job performance, skill set, prior experience, seniority, pay levels of similarly situated positions internally, retention, and market conditions generally.

Outside Compensation Consultant

We selected and engaged Radford Surveys + Consulting, or Radford, as our outside advisor for 2008 to evaluate and recommend changes to the list of peer companies we use to evaluate executive compensation, to benchmark executive compensation against that peer group and to provide us with insights and market data on executive and director compensation matters, both generally and within our industry. Radford has not provided any other services to us and has received no compensation from us other than with respect to the services described above.

Compensation Peer Group and Benchmarking

We conducted a benchmark review of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a number of sources. We benchmark our base salary, bonuses, long-term equity incentives and benefits against the updated compensation for our selected benchmarked companies. In addition, our compensation committee considers survey information of executive compensation paid at these companies when setting our executive compensation levels. In 2008 our compensation committee did not attempt to maintain a specified target percentile within this peer group to determine executive compensation. Instead, our compensation committee used the survey information to confirm our executive compensation was within a reasonable range. Our compensation committee, based on management recommendations and advice from Radford, selects the peer companies, which are generally in the technology sector, based on a number of factors, such as:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•	the structure of their compensation programs (including the extent to which they rely on bonuses and other at-risk, performance-based compensation) and the availability of compensation information.

For 2008, these companies were Altair Nanotechnologies, Arrowhead Research Corporation, Bioanalytical Systems, Inc., Bio-Imaging Technologies, Inc., Clinical Data, Inc., Edgewater Technology, Inc., Encorium Group, Inc., Enzo Biochem, Inc., Genoptix, Inc., MEDTOX Scientific, Inc., National Technical Systems, Inc., NVE Corporation, Sequenom, Inc., SM&A, Symyx Technologies, Inc., Thomas Group, Inc., Transcat, Inc., Transgenomic, Inc., Universal Display Corporation and WidePoint Corporation.

Future Trends

We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.

We anticipate that the competitive posture of our total direct compensation will vary year-to-year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as our company grows and we come closer to achieving profitability.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, by reference, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Richard W. Roedel, Chairman

N. Leigh Anderson

Michael Daniels

The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION

The following table sets forth the summary information concerning compensation earned during the last three completed fiscal years by the following persons: (i) our chief executive officer, (ii) our chief financial officer, and (iii) the three most highly compensated of our other executive officers who received compensation during 2008 of at least $100,000 and who were executive officers on December 31, 2008. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)			Bonus ($)			Stock Awards ($)(1)			Option Awards ($)(1)		All Other Compensation ($)			Total ($)
Kent A. Murphy, Ph.D., President and Chief Executive Officer	2008 2007 2006	$ $ $	250,000 250,000 259,919		$ $ $	— 156,250 55,521	(2)		— — —			— — —	$ $ $	8,680 8,452 12,752	(3) (3) (3)	$ $ $	258,680 414,702 328,192

Dale E. Messick, Chief Financial Officer	2008 2007 2006	$ $ $	185,000 185,000 77,083	(4)	$ $ $	— 115,625 24,667	(2)	$	— — 39,000	(5)	$ $	— 155,803 53,331	$ $ $	7,981 8,249 1,337	(3) (3) (3)	$ $ $	192,981 464,677 195,418

Scott A. Graeff, Chief Operating Officer	2008 2007 2006	$ $ $	185,000 185,000 150,000		$ $ $	— 115,625 36,832	(2)		— — —		$ $	— 136,362 98,764	$ $ $	8,453 8,260 8,939	(3) (3) (3)	$ $ $	193,453 445,247 294,535

Robert G. Lenk, Ph.D. President, Luna nanoWorks Division	2008 2007 2006	$ $ $	177,900 177,900 177,900		$ $ $	— 73,161 26,410	(2)		— — —		$ $ $	65,016 8,831 6,584	$ $ $	2,424 477 24,681	(6) (6) (7)	$ $ $	245,340 260,369 235,575

Mark Froggatt, Ph.D. (8) Chief Technology Officer	2008		$158,750			$—			—			—		$7,958	(3)		$166,708

(1)	Amounts represent stock-based compensation expense for the corresponding fiscal year for stock-based compensation granted in the fiscal year as calculated in accordance with FAS 123R, and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	On March 6, 2008, the compensation committee of the our board of directors approved the issuance of shares of our restricted common stock in lieu of a portion of the officers’ cash bonuses at the election of each of the officers. The grant was based on the closing price of our common stock as reported on the NASDAQ Global Market on March 7, 2008 and the foregone portions of cash bonuses, plus a 5% incentive for the election of stock based bonus in lieu of cash. In particular, the compensation committee approved the issuance of 20,349 shares of stock to Dr. Murphy in lieu of cash bonus of $100,000, 9,488 shares of stock to Mr. Messick in lieu of cash bonus of $46,625, 14,677 shares of stock to Mr. Graeff in lieu of cash bonus of $72,125, 4,916 shares of stock to Dr. Lenk in lieu of cash bonus of $24,161.
(3)	Includes 401(k) match and policy premium on life insurance.
(4)	Mr. Messick was hired as our chief financial officer effective as of August 1, 2006 with an annual salary of $185,000.
(5)	Represents value of stock award granted in lieu of cash relocation expense reimbursement.
(6)	Includes policy premium on life insurance.
(7)	Includes 401(k) match, policy premium on life insurance and commuting expense reimbursement.
(8)	Dr. Froggatt was not a “named executive officer” prior to 2008; accordingly, compensation for 2007 and 2006 is not provided.

Grants of Plan-Based Awards

Our board of directors approved option awards under our 2006 Equity Incentive Plan to certain of our named executive officers in 2008. No stock awards were granted to our named executive officers in 2008. The following table sets forth certain information concerning grants of plan-based option awards to named executive officers in 2008:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Fair Value of Option Awards ($)(1)
Kent A. Murphy, Ph.D.	—	—		—
Dale E. Messick	—	—		—
Scott A. Graeff	—	—
Robert G. Lenk, Ph.D.	2/28/2008	100,000	(2)	$6.55	$387,756
Mark Froggatt, Ph.D.	—	—		—

(1)	Amounts represent fair value of stock-based awards granted in 2008 as calculated in accordance with FAS 123R, and as further described in Note 8 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	40% of the option shares are exercisable 24 months after the vesting commencement day. The remaining option shares are exercisable at a rate of 1/36th per month thereafter.

Outstanding Equity Awards at December 31, 2008

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2008.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)		Option Expiration Date
	Exercisable	Unexercisable
Kent A. Murphy, Ph.D.	101,270	—			$0.39	5/20/10
Dale E. Messick	87,499 30,000	62,501 45,000	(1) (2)	$ $	5.47 3.42	8/29/16 12/20/16
Scott A. Graeff	56,524 22,610 48,280 90,437 60,055 —	— — 8,244 — 24,730 10,000	(3) (4) (5)	$ $ $ $ $ $	0.35 0.35 0.35 0.35 1.77 3.69	5/20/15 6/3/15 7/1/15 8/1/15 2/8/16 2/27/17
Robert G. Lenk, Ph.D.	50,635 44,747 4,004 —	5,889 11,777 1,649 100,000	(6) (7) (8) (9)	$ $ $ $	0.35 1.77 1.77 6.55	5/20/15 11/11/15 2/8/16 2/28/18
Mark Froggatt, Ph.D.	20,762 49,457 20,018 624 — —	— 7,067 8,244 876 15,000 75,000	(7) (8) (10) (5) (11)	$ $ $ $ $ $	0.35 1.77 1.77 3.67 3.69 5.73	11/1/13 11/11/15 2/8/16 1/25/17 2/27/17 11/13/17

(1)	Option grant on August 29, 2006 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(2)	Option grant on December 20, 2006 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.

(3)	Option grant on July 1, 2005 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(4)	Option grant on February 8, 2006 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(5)	Option grant on February 27, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(6)	Option grant on May 20, 2005 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(7)	Option grant on November 11, 2005 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(8)	Option grant on February 8, 2006 vested 25% on the one-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(9)	Option grant on February 28, 2008 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(10)	Option grant on January 25, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years.
(11)	Option grant on November 13, 2007 vests 40% on the two-year anniversary of the grant date and monthly pro rata for the subsequent three years

Option Exercises and Stock Vested Table

During the year ended December 31, 2008, no options were exercised by and no stock awards vested for our named executive officers.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

We currently have employment agreements with the following named executive officers: Kent A. Murphy, Dale E. Messick, and Scott A. Graeff.

Employment Agreement with Dr. Kent A. Murphy

On July 14, 2006, we entered into an employment agreement with Kent A. Murphy, Ph.D. as our President and Chief Executive Officer. The following is a brief description of the material terms and conditions of Dr. Murphy’s employment agreement.

Pursuant to the terms of the Dr. Murphy’s employment agreement, Dr. Murphy will be paid a base salary of $250,000 per year. Dr. Murphy is also eligible for an annual discretionary cash bonus to be determined by our board of directors or the compensation committee, and contingent upon the achievement of objectives set by us from time to time. Dr. Murphy shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Dr. Murphy’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Dr. Murphy is eligible for either: (a) if such termination occurs within 12 months of a change of control, severance equal to 18 months base salary and 18 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits. In addition to the severance under his employment agreement, Dr. Murphy will also immediately receive an additional twelve months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount. All of Dr. Murphy’s stock options were fully vested at December 31, 2008, and he would therefore not have received any additional benefit from acceleration.

Employment Agreement with Dale E. Messick

On August 29, 2006, we entered into an employment agreement with Dale E. Messick as our Chief Financial Officer. The following is a brief description of the material terms and conditions of Mr. Messick’s employment agreement.

Pursuant to the terms of his employment agreement, Mr. Messick will be paid a base salary of $185,000 per year. Mr. Messick is also eligible for an annual discretionary performance-based cash bonus to be determined by the board of directors or the compensation committee. Mr. Messick shall also be eligible to receive discretionary equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Mr. Messick’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Messick will be eligible for: (a) if such termination occurs within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months base salary and 9 months of continuation of group health benefits. In addition to these severance payments, upon such termination Mr. Messick will immediately receive 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Upon a change of control, the options held by Mr. Messick at December 31, 2008 would immediately vest. However, assuming a fair market value of our common stock of $1.92 per share, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2008, Mr. Messick would not obtain an immediate increase in the value of his option holdings as the exercise price of his options are greater than the market price.

Employment Agreement with Scott A. Graeff

On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. Mr. Graeff’s title was further changed in March 2009 to Chief Operating Officer. The following is a brief description of the material terms and conditions of Mr. Graeff’s employment agreement.

Pursuant to the terms of his amended and restated employment agreement, Mr. Graeff will be paid a base salary of $185,000 per year. Mr. Graeff is also eligible for an annual discretionary cash bonus to be determined by the board of directors or the compensation committee, and contingent upon the achievement of objectives set by us from time to time. Mr. Graeff shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the board of directors or the compensation committee.

Pursuant to his employment agreement, if Mr. Graeff’s employment is terminated involuntarily without cause (as defined in his employment agreement) or voluntarily with good reason (as defined in his employment agreement), Mr. Graeff will be eligible for either: (a) if such termination occurs within 12 months of a change of control, severance equal to 12 months base salary and 12 months of continuation of group health benefits; or (b) if such termination does not occur within 12 months of a change of control, severance equal to 9 months base salary and 9 months of continuation of group health benefits. In addition to the severance under his employment agreement, Mr. Graeff will also immediately receive an additional 12 months of additional vesting of any unvested stock options and a cash payment equal to the value of any unvested 401(k) match amount.

Upon a change of control, the options held by Mr. Graeff at December 31, 2008 would immediately vest as indicated in the table below. Furthermore, assuming a fair market value of our common stock of $1.92 per share, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2008, Mr. Graeff would obtain an immediate increase in the value of his option holdings as indicated in the table below.

Stock Option Shares Vesting Upon a Change of Control	Exercise Price	Increase in Fair Value
8,244	$ 0.35	$ 35,129
24,730	$ 1.77	$ 6,889
10,000	$ 3.69	(1)

(1)	No increase. Exercise price below market price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 27, 2009, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 27, 2009 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after March 27, 2009. A total of 11,181,197 shares of our common stock were outstanding as of March 27, 2009.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kent A. Murphy, Ph.D (1)	2,781,457	24.9%
Carilion Clinic (2)	2,229,913	19.9%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
Wasatch Advisors, Inc (3) 150 Social Hall Avenue Salt Lake City, Utah 84111	576,950	5.2%
Dale E. Messick (4)	159,463	1.4%
Scott A. Graeff (5)	311,695	2.8%
Robert P. Lenk, Ph.D. (6)	110,574	*
Mark Froggatt, Ph.D. (7)	103,568	*
N. Leigh Anderson, Ph.D. (8)	58,287	*
John C. Backus, Jr. (9)	191,784	1.7%
Michael Daniels (10)	63,707	*
Bobbie Kilberg (11)	60,714	*
Edward G. Murphy, M.D. (12)	2,229,913	19.9%
Richard W. Roedel (13)	194,377	1.7%
All directors and executive officers as a group (12 persons) (14)	6,265,539	56.0%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	Includes 113,047 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(2)	Does not include the following securities, which are not currently convertible or exercisable and which do not become convertible or exercisable within 60 days of March 27, 2009: (i) $5.0 million aggregate principal amount of senior convertible promissory notes, which convert into up to 1,065,740 shares of common stock, (ii) accrued interest on the notes, which convert into up to an aggregate of 511,553 shares of common stock, or (iii) 10,000 shares of common stock issuable upon the exercise of outstanding warrants exercisable beginning December 31, 2012. Edward G. Murphy, M.D., Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.

(3)	Based on Schedule 13G/A filed February 17, 2009 reporting information as of December 31, 2008.
(4)	Includes 139,348 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(5)	Includes 297,018 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(6)	Includes 110,574 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(7)	Includes 12,707 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(8)	Includes 56,524 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(9)	Includes 189,853 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(10)	Includes 63,707 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(11)	Includes 58,232 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(12)	All of Dr. Murphy’s shares are beneficially owned by Carilion Clinic. Dr. Murphy, M.D. is the President and Chief Executive Officer of Carilion Clinic and shares voting and investment power over the shares beneficially owned by Carilion Clinic with Don Lorton and Rob Vaughan, the Treasurer and Assistant Treasurer of Carilion Clinic, respectively. Does not include the following securities, which are not currently convertible or exercisable and which do not become convertible or exercisable within 60 days of March 27, 2009: (i) $5.0 million aggregate principal amount of senior convertible promissory notes held by Carilion Clinic, which convert into up to 1,065,740 shares of common stock, (ii) accrued interest on the notes, which convert into up to an aggregate of 511,553 shares of common stock, or (iii) 10,000 shares of common stock issuable upon this exercise of outstanding warrants beginning December 31, 2012.
(13)	Includes 189,853 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009.
(14)	Includes an aggregate of 1,321,724 shares subject to options that are immediately exercisable or exercisable within 60 days of March 27, 2009. Does not include the following securities, which are not currently convertible or exercisable and which do not become convertible or exercisable within 60 days of March 27, 2009: (i) $5.0 million aggregate principal amount of senior convertible promissory notes held by Carilion Clinic, which convert into up to 1,065,740 shares of common stock, (ii) accrued interest on the notes, which convert into up to an aggregate of 511,553 shares of common stock, or (iii) 10,000 shares of common stock issuable upon this exercise of outstanding warrants beginning December 31, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain executives of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2008, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met, except that one Form 4 filed by the company on behalf of officer Ben Plowman on May 8, 2008, representing one transaction, was filed after the applicable two business-day reporting deadline. The company also filed four Form 4/As on March 12, 2008, representing one transaction each, on behalf of officers Kent Murphy, Dale Messick, Robert Lenk and Scott Graeff amending Form 4s originally filed on their behalf on March 11, 2008. The company also filed one Form 4/A on September 4, 2008, representing one transaction, on behalf of director John Backus amending a Form 4 originally filed on his behalf on April 3, 2008.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2009 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors, for any inappropriate correspondence more suitably directed to management.

Stockholder Proposals for 2010 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2010 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than January 10, 2010, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2010 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2009 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2010 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices at 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016 no later than December 11, 2009, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our proxy statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

☐	¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LUNA INNOVATIONS INCORPORATED

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2009.

The undersigned stockholder of Luna Innovations Incorporated, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 3, 2009 and hereby appoints Kent A. Murphy and Dale E. Messick, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Luna Innovations Incorporated to be held on May 12, 2009 at 3:00 p.m., local time at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, DC 20006 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on March 27, 2009 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS ON THE REVERSE SIDE.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement. This document can also be accessed under the “Investor Relations” section of the Company’s website at www.lunainnovations.com.

¢	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

LUNA INNOVATIONS INCORPORATED

May 12, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i    Please detach and mail in the envelope provided.    i

¢	20330000000000000000 9	051508

THIS PROXY WILL BE VOTED “FOR” THE NOMINEE UNLESS SUCH AUTHORITY IS SPECIFICALLY

WITHHELD AS TO THE NOMINEE.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. To elect one (1) Class III member of the board of directors to serve until the 2012 annual meeting of stockholders:			2. To ratify the appointment of Grant Thornton LLP as the Company’s Independent registered public accounting firm for the fiscal year ending December 31, 2009	☐	☐	☐
NOMINEE:
☐ FOR NOMINEE ☐ WITHHOLD AUTHORITY FOR NOMINEE	Richard W. Roedel		IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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